Exhibit 99.1

Idaho General Announces Drilling Plan for Evaluating Zinc Mineralization at Mount Hope

SPOKANE, Wash.--(BUSINESS WIRE)--Jan. 18, 2006--Idaho General Mines (OTCBB: IGMI)--Idaho General's President Robert L Russell today announced a plan to further explore by drilling a unique and separate zinc target at its world-class Mount Hope Molybdenum Project in central Nevada. In 1988 Exxon, in one of their last diamond drill holes, encountered significant widths of good grade zinc mineralization. Vertical diamond drill hole No 144 encountered two zones as follows:

From 39 to 83 meters depth: 44 meters (144 ft) assayed 9.1 % Zinc

From 129 to 144 meters depth: 15 meters (49 ft) assayed 9.3 % Zinc

Recent analyses by IGMI's Consulting Geologist, Dan Robertson determined that the mineralization represents a skarn zone between sediments and quartz porphyry. The mineralization in this hole is about 300 feet north and generally along trend of the zinc mineralization in the original Mt Hope underground zinc mine. IGMI plans to drill a series of angle holes on strike to further extend and evaluate the zone to the north. As much as a mile of strike length remains open and unexplored. The zone is outside the limits of the planned molybdenum open pit and could, if commercial, represent an attractive separate mining opportunity for the company. "Such deposits, close to the contact of major productive porphyry deposits, are relatively common and sometimes prove to be of significant size," Robertson said. Robertson further stated, "The original underground workings developed a significant high grade zinc zone, but there was no follow-up to determine the full extent of the deposit after the huge molybdenum deposit was discovered in 1978."

Idaho General Mines, Inc. is an American mineral exploration company specializing in advanced-stage molybdenum projects. Idaho General holds the Mount Hope Project in central Nevada which contains one of the largest molybdenum-porphyry deposits in the world, 920 million metric tonnes of mineralized material that will produce about 1.3 billion pounds of recoverable molybdenum during its 53-year lifetime. The Idaho General portfolio contains additional advanced-stage, high-potential molybdenum, copper, and gold projects throughout the western United States. Idaho General is led by a highly-qualified technical and financial management team. Its stock trades on the OTC Bulletin Board under the symbol "IGMI", and its website is www.idahogeneralmines.com.

Statements made which are not historical facts, such as anticipated payments, production, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the company's Form 8-K, 10-QSB and 10-KSB reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements. Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms and statements in this news release that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:

Idaho General Mines, Inc.

Vice-President

Robert L. Dumont, 509-838-1213